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                                                  EXHIBIT 11

                    Attached and Made Part of Part II
     Of 10Q for the Quarters Ended March 29, 1997 and March 30, 1996
           (dollars and shares in thousands, except per share)



                                   Three Months Ended    Six Months Ended
                                         March   March       March  March
                                          29,     30,         29,    30,
                                         1997     1996       1997   1996
Primary
   Weighted common average shares
   outstanding                            5,934   5,430      5,851  5,377

   Increase in weighted average shares
   due to applying the treasury stock
   method for stock options and
   warrants                                  --      --         57     --


Primary weighted average shares           5,934   5,430      5,908  5,377

Primary net income (loss)                $(439) $(1,085)    $1,322  $(591)

Net income (loss) per share              $(.07)  $(.20)       $.22  $(.11)

Fully diluted
   Weighted common average shares
   outstanding                            5,934   5,430      5,851  5,377

   Increase in weighted average shares
   due to applying the treasury stock
   method for stock options and
   warrants                                  --      --         57    --


Fully diluted weighted average shares     5,934   5,430      5,908   5,377

Net income (loss)                        $(439) $(1,085)    $1,322  $(591)

Total fully diluted net income (loss)    $(.07)  $(.20)       $.22  $(.11)
per share